Modification to Letter Agreement

On February 15, 2008, Technitrol's Compensation Committee and James M. Papada, III agreed to an informal modification of the terms of Mr. Papada's Letter Agreement dated April 25, 2007. First, it was agreed that Mr. Papada's ability to resign for good reason (upon a material change in his duties) and be paid termination benefits will not be triggered if, upon the arrival of a successor Chief Executive Officer, Technitrol's Board of Directors determines that Mr. Papada's duties should be materially changed in order to accommodate the transitioning in of the new Chief Executive Officer. In such a case, Mr. Papada will continue to be employed by Technitrol, the Letter Agreement will remain in place and all terms and conditions contained in it will remain the same except that Mr. Papada's duties may be materially changed upon and after the arrival of a new Chief Executive Officer. Second, in exchange for that concession, Mr. Papada will be paid a minimum payment of $200,000 in each of 2008 and 2009 under Technitrol's Short Term Incentive Plan ("STIP") so that Mr. Papada's STIP payout will be the greater of what is earned or $200,000.